Exhibit 99.1

Press Release	CONTACT:	Brian Shannon
November 17, 2008		713.849.9911
		bshannon@flotekind.com

Flotek Industries, Inc.’s Jerry Dumas Serves as Keynote Speaker at the

Houston Energy Financial Forum

HOUSTON, November 17, 2008- Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today Chairman, CEO and President Jerry Dumas will preside as a keynote speaker for the Houston Energy Financial Forum, November 19, 2008 at The Houstonian Hotel.

“Flotek is proud to be a sponsor and partner with the Oil & Gas Financial Journal to bring the Houston Energy Financial Forum to the Energy Hub of the World,” said Mr. Dumas. “We find it extremely appropriate that an event of this caliber be hosted in Houston and look forward to an exciting gathering of industry executives, analysts and investors.”

As the keynote speaker for Wednesday’s luncheon, taking place at approximately 12:00 p.m. CT, Mr. Dumas will discuss Flotek’s financial performance and plans for future product innovation through research and development.

To listen to the live webcast, visit the Company’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.